Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Cornerstone Management, Inc. on Form F-1 of our report dated March 23, 2018, with respect to our audits of the consolidated financial statements of Cornerstone Management, Inc. as of March 31, 2017 and 2016 and for the year then ended March 31, 2017 and for the period from August 3, 2015 (inception) to March 31, 2016, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

June 5, 2018

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York 10001 • Phone 646.442.4845 • Fax 646.349.5200 • marcumbp.com